EXHIBIT 99.1
                                                                    ------------

                         NATIONAL HOME HEALTH CARE CORP.
                       ANNOUNCES OPERATING RESULTS FOR THE
                   THREE AND NINE MONTHS ENDED APRIL 30, 2005
             AND DECLARES QUARTERLY CASH DIVIDEND OF $.075 PER SHARE


     Scarsdale, New York, June 14, 2005, National Home Health Care Corp. (National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported results for the quarter and nine months ended April 30, 2005.

     Net patient revenue for the quarter ended April 30, 2005 was $24,201,000, an increase of $462,000, or 1.9% from $23,739,000 for the quarter ended April 30, 2004. Net income for the quarter ended April 30, 2005 was $761,000, or $.13 per diluted share, compared to a net income of $1,213,000, or $.21 per diluted share, for the quarter ended April 30, 2004.

     Net patient revenue for the nine months ended April 30, 2005 was $72,590,000, an increase of $1,568,000, or 2.2% from $71,022,000 for the nine months ended April 30, 2004. Net income for the nine months ended April 30, 2005 was $2,975,000, or $.52 per diluted share, compared to a net income of $3,500,000, or $.62 per diluted share, for the nine months ended April 30, 2004.

     The increase in net patient revenue was attributable to the Company's expansion in New Jersey, Connecticut and Massachusetts, offset by the termination of staffing operations in New York and New Jersey and as a result of fewer hours being subcontracted to the Company from other Medicare certified agencies in New York.

    The decrease in net income for the three months ended April 30, 2005 was primarily attributable to higher wages paid to all caregivers and increased worker compensation costs. In addition, the Company's operations in New York were adversely affected by the higher wages paid to home health aides as a result of the union contract that was effective May 2004, the increase in minimum wage that was effective January 1, 2005 and the non recurring payment in the current quarter of $255,000 in retroactive wages to home health aides working in Westchester County, New York as a result of the living wage law that was effective for 2004.

     The Company's fourth quarter operating results will include the acquisition of certain assets of Helping Hands Health Care ("Helping Hands"), a subsidiary of New York Health Care, Inc. (NASD OTC Electronic Bulletin Board: BBAL). The acquisition of Helping Hands was completed on May 22, 2005 and complemented the Company's existing operations in New Jersey and expanded its market share to include Ocean County and Somerset County, New Jersey.

     The Company also announced that its Board of Directors has declared a regular cash dividend of $.075 per share on its common stock, payable August 4, 2005 to holders of record of its outstanding common stock on July 21, 2005.

     This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "except," "believe," "estimate," "project," "anticipate," "continue," or similar terms, variations of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q, and other filings and releases. These include but are not limited to risks and uncertainties relating to whether the Company can identify, consummate and integrate on favorable terms acquisitions or market penetrations; market acceptance; pricing and demand for the Company's services; changing regulatory environment; changing economic conditions; whether the Company can attract and retain qualified personnel; ability to manage the Company's growth; and other risks detailed in the Company's filings with the SEC.

CONTACT: Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.

STATEMENT OF OPERATIONS DATA:

                                                   Three months ended                      Nine months ended
                                                        April 30,                              April 30,
                                                2005              2004                    2005              2004
                                             -----------       -----------             -----------       -----------

 Revenues                                    $24,201,000       $23,739,000             $72,590,000       $71,022,000
 Operating expenses                           23,169,000        21,866,000              68,017,000        65,479,000
 Income from operations                        1,032,000         1,873,000               4,573,000         5,543,000
 Other income:
    Interest                                      82,000            43,000                 193,000            99,000
 Income before taxes                           1,114,000         1,916,000               4,766,000         5,642,000
 Provision for income taxes                      353,000           703,000               1,791,000         2,142,000
 Net income                                      761,000         1,213,000               2,975,000         3,500,000
 Earnings per share - diluted                      $0.13             $0.21                   $0.52             $0.62
 Weighted average shares - diluted             5,751,360         5,677,173               5,727,175         5,683,347


 BALANCE SHEET DATA:

                                                        April 30,
                                                2005               2004
                                             -----------        -----------

 Cash and cash equivalents                   $16,767,000        $18,712,000
 Total current assets                         37,098,000         38,655,000
 Total assets                                 55,420,000         52,432,000
 Total current liabilities                     4,243,000          4,455,000
 Non-current liabilities                         - - -              - - -
 Stockholders' equity                         51,177,000         47,977,000
